Q3 2019 Financial Results November 7, 2019

Safe Harbor Statement The adjusted and GAAP earnings per share goals, as well as effective income tax rate and adjusted and GAAP fully diluted shares for 2019, outlined in this presentation are estimates of future company performance and are forward-looking statements within the meaning of the securities laws. These forward- looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this presentation. These risks and uncertainties include, but are not limited to, the possibility that our actual results do not meet the projections and guidance contained in this presentation, the impact of the general economy and economic and political uncertainty on our business; potential changes to federal, state, local and foreign laws, regulations, and policies; client demand for our services and solutions; maintaining a balance of our supply of skills and resources with client demand; effectively competing in a highly competitive market; protecting our clients’ and our data and information; risks from international operations including fluctuations in exchange rates; changes to immigration policies; obtaining favorable pricing to reflect services provided; adapting to changes in technologies and offerings; risk of loss of one or more significant software vendors; making appropriate estimates and assumptions in connection with preparing our consolidated financial statements; maintaining effective internal controls; changes to tax levels, audits, investigations, tax laws or their interpretation; risks associated with managing growth organically and through acquisitions; risks associated with servicing our debt, the potential impact on the value of our common stock from the conditional conversion features of our debt and the associated convertible note hedge transactions; legal liabilities, including intellectual property protection and infringement or the disclosure of personally identifiable information; and the risks detailed from time to time within our filings with the Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q. 2

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q4 2019		Full Year 2019	
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$ 0.34	$ 0.37	$ 1.12	$ 1.16
Non-GAAP adjustment (1):				
Non-GAAP reconciling items	0.34	0.34	1.24	1.24
Tax effect of reconciling items	(0.13)	(0.13)	(0.32)	(0.33)
Adjusted EPS	$ 0.55	$ 0.58	$ 2.04	$ 2.07

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt discount and issuance costs, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by adjusted fully diluted shares. Perficient currently expects its Q4 2019 and full year 2019 GAAP effective income tax rate to be approximately 10% and 22%, respectively. The Company's estimates of GAAP and adjusted fully diluted shares for 2019 are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions and the potential impact from the conditional conversion features of our debt.

(in millions)	Q4 2019	Full Year 2019
GAAP fully diluted shares	32.4	32.2
Non-GAAP adjustment (2):		
Dilution offset from convertible note hedge transactions	(0.2)	—
Adjusted fully diluted shares	32.2	32.2

(2) Non-GAAP adjustment represents the exclusion of shares that are issuable upon conversion of our convertible notes due to the expectation that such shares will be offset by the convertible note hedge transactions entered into in September 2018.

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished November 7, 2019.

PERFICIENT 3

Operating Metrics

(in thousands, except per share data)	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,		
	2019	2018	% Change	2019	2018	% Change
Revenues	$ 144,684	$ 123,933	17%	$ 420,368	$ 366,672	15%
Services Revenues*	$ 144,060	$ 122,879	17%	$ 418,160	$ 363,986	15%
Cost of Services**	$ 89,235	$ 79,183	13%	$ 264,821	$ 238,004	11%
Services Revenues Net of Cost	$ 54,825	$ 43,696	25%	$ 153,339	$ 125,982	22%
% of Services Revenues	38.1%	35.6%		36.7%	34.6%	
Adjusted EBITDA	$ 25,259	$ 19,539	29%	$ 68,528	$ 54,827	25%
% of Services Revenues	17.5%	15.9%		16.4%	15.1%	
Income from Operations	$ 15,808	$ 9,261	71%	$ 39,719	$ 24,543	62%
% of Services Revenues	11.0%	7.5%		9.5%	6.7%	
Net Income	$ 9,779	$ 6,305	55%	$ 25,333	$ 17,083	48%
% of Services Revenues	6.8%	5.1%		6.1%	4.7%	
Adjusted Net Income	$ 17,879	$ 13,650	31%	$ 48,116	$ 38,134	26%
% of Services Revenues	12.4%	11.1%		11.5%	10.5%	
GAAP EPS	$ 0.30	$ 0.19	58%	$ 0.79	$ 0.50	58%
Amortization	0.12	0.12		0.37	0.36	
Stock Compensation	0.14	0.12		0.41	0.36	
Acquisition Costs/Earnout Adjustments	—	0.03		0.01	0.09	
Amortization of Debt Issuance Costs and Discounts	0.04	0.01		0.11	0.01	
Tax Effect of Above Reconciling Items	(0.04)	(0.06)		(0.20)	(0.19)	
Adjusted EPS	$ 0.56	$ 0.41	37%	$ 1.49	$ 1.13	32%

* Services Revenues includes reimbursable expenses.

**Cost of Services excludes depreciation and amortization.

PERFICIENT 4

Operating Metrics (in thousands) Q3 2019 Q2 2019 % Change Q3 2019 Q3 2018 % Change Services Revenue (including reimbursable expenses) $ 144,060 $ 141,234 2% $ 144,060 $ 122,879 17% Software and Hardware Revenue $ 624 $ 635 (2)% $ 624 $ 1,054 (41)% Time & Materials ABR Q3 2019 Q3 2018 North American Employees $149 $146 Utilization Q3 2019 Q3 2018 North American Employees (Organic) 81% 80% Q3 2019 Q3 2018 Headcount Average Ending Average Ending North American Billable Employees 2,053 2,066 1,804 1,793 Subcontractors 265 265 222 228 Offshore Billable Employees 773 780 662 655 Total Billable Headcount 3,091 3,111 2,688 2,676 SG&A Headcount 505 513 455 458 Total Headcount 3,596 3,624 3,143 3,134 5

Solutions Data Revenue by Solution (Top 10) Q3 2019 Q2 2019 Q3 2018 Custom Applications 17% 14% 15% Analytics 15% 17% 14% Management Consulting 13% 14% 14% Commerce 8% 8% 11% Business Integration 7% 8% 7% Portals/Collaboration 7% 8% 6% Content Management 7% 7% 9% Customer Relationship Management 5% 4% 5% Business Process Management 3% 3% 3% Platform 2% 2% 3% 6

Industry Data Revenue by Industry (Top 10) Q3 2019 Q2 2019 Q3 2018 Healthcare/Pharma/Life Sciences 32% 30% 30% Financial Services/Banking/Insurance 16% 17% 14% Automotive and Transport Products 10% 10% 9% Manufacturing 10% 10% 10% Retail and Consumer Goods 9% 9% 12% Telecommunications 5% 5% 5% Electronics and Computer Hardware 5% 5% 6% Business Services 5% 5% 5% Leisure, Media and Entertainment 3% 3% 3% Energy and Utilities 2% 3% 4% 7

Platform Data Revenue by Platform Q3 2019 Q2 2019 Q3 2018 IBM/Redhat 22% 22% 25% Adobe/Magento/Marketo 14% 14% 11% Microsoft 13% 15% 14% Oracle 6% 7% 7% Salesforce 6% 3% 3% Pivotal 5% 4% 3% Sitecore 4% 4% 5% Other Technologies 25% 26% 28% Management Consulting* 5% 5% 4% *Platform independent 8